Exhibit 99.2

        Celestica Stock and Option Plans

        Options Outstanding and Available for the Option Exchange Program

Name	Employee No:
Address	TP Reference: Site: / Country:

        The options listed below are the outstanding options you currently hold that are eligible for the Option Exchange Program. Options with an exercise price less than USD$30.00 or CAD$40.00 are excluded from this listing as they are not eligible for the exchange program.

Plan	Grant Date	Option Exercise Price	Number Granted	Number Outstanding

			Totals	Number

NOTICE TO EXISTING HOLDERS

        To all holders of stock and/or options under our stock and options plans:

        The U.S. securities laws require us to deliver to each of you:

  -
  a copy of the Plan,

  -
  A prospectus describing your rights under the Plan, and

  -
  the Annual Report on Form 20-F we file with the U.S. Securities and Exchange Commission.

        These documents contain important information, and you should review them carefully. A copy of each of these documents is available to you on the Celestica Global Intranet in the Human Resources section under the heading "Stock and Option Plans". We update our annual report in the spring of each year, to include our audited financial statements. We will update the prospectus only if there is a material change in the information.

        Prior to taking any action with respect to any of these plans, please check the website to make sure that you have the most up to date version of any of these documents. If you are unable to retrieve a hard copy of any of these documents from the website, please contact us by sending an email to celesticastock@towers.com.

How to contact Towers Perrin

        Towers Perrin has 2 call centers to service Celestica employees located in Bristol, UK and in Mississauga, Canada. The call centers are staffed from 9:00 AM to 5:00 PM and 8:30 AM to 5:00 PM, respectively, If the call center is unable to provide an answer to your questions, your call will be directed to the appropriate administrative support person.

Telephone:		Office hour	Mail:
Canada, US Mexico All other geographies	877-480-3858 001-800-514-3585 011-44-870-161-6613	Canada, US & Mexico 8:30 AM to 5:00 PM Monday to Friday UK 9:00 AM to 5:00 PM Monday to Friday	UK only: Towers Perrin Share Plan Services Limited P.O. Box 169 Bristol BS993TU	All other geographies: Towers Perrin Share Plan Services Limited Wyndham Court Pritchard Street Bristol BS2 8RH United Kingdom
Fax: UK only All other geographies	(0) 117-984-4622 011-44-117-984-4622
E-mail: Canada, US & Mexico All other geographies	Celesticana@towers.com Celesticastock@towers.com